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                                                                   EXHIBIT 10.62


                         [STANDARD FEDERAL LETTERHEAD]


February 5, 2003




Stephen Harris
Chief Financial Officer
United American Healthcare Corporation
1155 Brewery Park Boulevard
Suite 200
Detroit, MI 48207-2602


BY FACSIMILE

Dear Mr. Harris:

This letter is to inform you that Standard Federal Bank has agreed to waive, subject to receipt of a $5,000.00 "waiver fee", the minimum net worth covenant, provided for in Section III.A.2 of the Business Loan Agreement, as of December 31, 2002. The Bank hereby also agrees to modify the requirement to "not less than $6 million" as of each of the fiscal quarters ending on or after March 31, 2003.

Please feel free to contact me at (248) 816-4340 should you have any questions.


Sincerely,

/s/ Daniel J. Forhan
Daniel J. Forhan
Vice President